Exhibit 99.2

MEDICAL ACTION INDUSTRIES INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

On June 2, 2014 (the “Closing Date”), Medical Action Industries Inc. (the “Company”), completed a purchase agreement (the “Agreement”) entered into with Medira, Inc., a Delaware corporation and subsidiary of Inteplast Group, Ltd., for approximately $78.6 million, subject to customary post-closing adjustments.

The unaudited pro forma condensed consolidated financial statements presented below are based on the historical condensed consolidated financial statements of the Company give effect to the sale as contemplated by the Agreement.  It is assumed that the agreement gives effect to the condensed consolidated statement of operations as of April 1, 2012 and gives effect to the condensed consolidated balance sheet as of December 31, 2013.  The pro forma adjustments below are (i) considered directly attributable to the Agreement, (ii) factually supportable and (iii) with respect to the condensed consolidated statement of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had the Agreement closed during the specified periods.  The unaudited pro forma condensed consolidated financial statements, including the notes thereto, have been derived and should be read in connection with, the historical consolidated financial statements of the Company, which are incorporated in this document by reference, included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and its unaudited condensed consolidated financial statements included in its Form 10-Q for the three, six and nine month periods ending June 30, 2013, September 30, 2013 and December 31, 2013, respectively.

Medical Action Industries Inc.
Condensed Consolidated Balance Sheet (Unaudited)
(In thousands, except per share data)

	December 31, 2013
	As	Pro Forma
	Reported	Adjustments		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$102	$37,170	(a)	$37,272
Accounts receivable, net	33,129	-		33,129
Inventories, net	52,941	(18,973)	(b)	33,968
Prepaid expenses	1,430	-		1,430
Deferred income taxes	1,513	(282)	(c)	1,231
Prepaid income taxes	99	(99)	(f)	-
Other current assets	2,047	-		2,047

Total Current Assets	91,261	17,816		109,077

Property, plant and equipment, net	42,623	(17,289)	(b)	25,334
Goodwill	30,021	(10,877)	(d)	19,144
Other intangible assets, net	34,619	(10,433)	(e)	24,186
Other assets, net	7,256	-		7,256

Total Assets	$205,780	$(20,783)		$184,997

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$20,220	$-		$20,220
Accrued expenses	20,158	-		20,158
Income tax payable	-	4,034	(f)	4,034
Current portion of capital lease obligation	213	-		213
Current portion of long-term debt	1,644	(1,644)	(a)	-

Total Current Liabilities	42,235	2,390		44,625

Other long-term liabilities	4,966	-		4,966
Deferred income taxes	6,415	187	(c)	6,602
Capital lease obligations, less current portion	13,305	-		13,305
Long-term debt, less current portion	39,814	(39,814)	(a)	-

Total Liabilities	106,735	(37,237)		69,498

Stockholders’ Equity
Common stock 40,000 shares authorized, $.001 par value; issued and outstanding 16,391 shares	16	-		16
Additional paid-in capital, net	36,340	-		36,340
Accumulated other comprehensive loss	(773)	-		(773)
Retained earnings	63,462	16,454	(g)	79,916

Total Stockholders’ Equity	99,045	16,454		115,499

Total Liabilities and Stockholders’ Equity	$205,780	$(20,783)		$184,997

Medical Action Industries Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(In thousands, except per share data)

	For the Nine Months Ended December 31, 2013
	As	Pro Forma
	Reported	Adjustments		Pro Forma
Net sales	$325,471	$110,104	(b)	$215,367
Cost of sales	268,902	94,085	(b)	174,817
Gross profit	56,569	16,018		40,551

Selling, general and administrative expenses	48,052	11,819	(h)	36,233

Operating income	8,517	4,199		4,318

Interest expense, net	3,312	2,307	(i)	1,006

Income before income taxes	5,205	1,893		3,312
Income tax expense	1,917	681	(j)	1,236

Net income	$3,288	$1,211		$2,077

Basic earnings per share:
Net Income	$0.20	$0.07		$0.13
Weighted-average common shares outstanding (basic)	16,391	16,391		16,391

Diluted earnings per share:
Net Income	$0.20	$0.07		$0.13
Weighted-average common shares outstanding (diluted)	16,464	16,464		16,464

Medical Action Industries Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(In thousands, except per share data)

	For the Twelve Months Ended March 31, 2013
	As	Pro Forma
	Reported	Adjustments		Pro Forma
Net sales	$441,593	$156,830	(b)	$284,763
Cost of sales	369,224	135,358	(b)	233,866
Gross profit	72,369	21,472		50,897

Goodwill impairment charge	77,780	-		77,780
Selling, general and administrative expenses	64,277	16,122	(h)	48,155

Operating income (loss)	(69,688)	5,351		(75,038)

Interest expense, net	4,767	3,413	(i)	1,354

Income (loss) before income taxes	(74,455)	1,938		(76,392)
Income tax expense (benefit)	(19,599)	698	(j)	(20,297)

Net income (loss)	$(54,856)	$1,240		$(56,096)

Basic earnings (loss) per share:
Net income (loss)	$(3.35)	$0.08		$(3.42)
Weighted-average common shares outstanding (basic)	16,391	16,391		16,391

Diluted earnings (loss) per share:
Net income (loss)	$(3.35)	$0.08		$(3.42)
Weighted-average common shares outstanding (diluted)	16,391	16,391		16,391

MEDICAL ACTION INDUSTRIES INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2013 and statement of operations for the nine months ended December 31, 2013 and for the twelve months ended March 31, 2013 gives effect to the following adjustments, which are presented in thousands:

(a)	The cash proceeds as of the Closing Date, net of the balances outstanding on the Company’s credit agreement are summarized in the following table:

Cash consideration received	$78,628
Current portion of long-term debt	1,644
Long-term debt, net of current portion	39,814
Increase to cash and cash equivalents	$37,170

(b)	Reflects the elimination of assets related to the disposal as well as the results from operations for the periods presented in accordance with the terms of the Agreement.

(c)	Reflects the estimated deferred tax assets and liabilities related to the disposal as of the Closing Date.

(d)	Represents the preliminary allocation of goodwill as of the Closing Date of the represented fair value of the divested business.

(e)	The other intangible assets related to the disposal as of December 31, 2013 are summarized in the following table:

	December 31, 2013
	Gross Carrying Value	Accumulated Amortization	Total Net Book Value
Trademarks/Tradenames not subject to amortization	$697	$-	$697
Customer relationships (20 years)	17,900	8,164	9,736
Intellectual property (7 years)	400	400	-
Total other intangible assets, net	$18,997	$8,564	$10,433

(f)	Represents the estimated income taxes payable resulting from the gain related to the divestiture.

(g)	Represents the estimated gain related to the divestiture, net of income taxes.

(h)	Reflects the elimination of selling, general and administrative costs directly associated with the divested business.

(i)	To eliminate the interest expense associated with the Company’s credit agreement.

(j)	To record the tax effects of the divestiture as calculated based upon the statutory rate in effect during the period in which the pro forma statement of operations is presented.